Contact: James Zeumer
Pulte Homes, Inc.
Vice President
(248) 433-4597
jim.zeumer@pulte.com

FOR IMMEDIATE RELEASE

PULTE HOMES NAMES TWO TO BOARD OF DIRECTORS

BLOOMFIELD HILLS, MI – July 21, 2005 — Pulte Homes, Inc. (NYSE: PHM) today announced the election of two new members to the Company’s Board of Directors. Brian P. Anderson, former Executive Vice President and Chief Financial Officer of OfficeMax, Inc. (NYSE: OMX), and Patrick J. O’Leary, Executive Vice President and Chief Financial Officer of SPX Corporation (NYSE: SPW) will join the Pulte Homes board effective September 1, 2005.

Prior to his role with OfficeMax, Anderson, 54, spent 13 years with Baxter International, Inc., most recently as Senior Vice President and Chief Financial Officer (1998-2004). Anderson was recognized as “Chief Financial Officer of the Year” in 2002 by the Chicago chapter of the National Investor Relations Institute and the Kellogg School of Management at Northwestern University.

From 1976 to 1991, Anderson held several audit positions with Deloitte Touche Tohmatsu, including partner in the Washington, D.C. office. He received his Bachelor of Science degree from Howard University in Washington, DC and his MBA from Indiana University. Anderson is a certified public accountant, and also serves on the Board of Directors of W.W. Grainger, Inc where he chairs the Audit Committee. Anderson will be a member of the Audit Committee and the Nominating and Governance Committee for Pulte Homes’ Board of Directors.

O’Leary, 48, joined SPX Corporation in October 1996 and was named to his current position of Executive Vice President and Chief Financial Officer in December 2004. He previously served as Chief Financial Officer and Treasurer of SPX. Prior to SPX Corporation, O’Leary spent two years as Chief Financial Officer and Director of Carlisle Plastics, Inc. From 1978 to 1994 O’Leary also held various positions with Deloitte Touche Tohmatsu, and served as a Partner in the Boston office from 1988 to 1994.

O’Leary received his Bachelor of Science degree in accountancy and law from the University of Southampton (England). He will serve as a member of the Audit Committee and the Compensation Committee for Pulte Homes’ Board of Directors.

“We are very pleased to be able to welcome two individuals of Brian and Patrick’s caliber to the Pulte Homes family,” said William J. Pulte, Chairman of the Board and Founder of Pulte Homes, Inc. “Both have an impressive track record of corporate success, financial expertise, integrity and leadership, and we are confident that Pulte Homes will benefit from their guidance and input.”

About Pulte Homes

Pulte Homes, Inc., (NYSE: PHM), based in Bloomfield Hills, Mich., is a FORTUNE 200 company with operations in 47 markets and 27 states. In 2004, the company closed 38,612 domestic home sales and generated total revenues of $11.7 billion. During its 55-year history, the company has constructed more than 408,000 homes. In 2004, J.D. Power and Associates named Pulte the inaugural recipient of its Platinum Award for Excellence in Customer Service among America’s leading homebuilders. J.D. Power ranked Pulte No. 1 in 14 markets, and among the top three in 23 of 25 markets surveyed. Under its Del Webb brand, Pulte is the nation’s largest builder of active adult communities for people age 55 and better. Its DiVosta operation is nationally recognized for a building system that has delivered more than 25,000 “Built Solid” homes in Florida since 1960. Pulte Mortgage LLC is a nationwide lender and offers Pulte customers a wide variety of loan products and superior customer service.

Websites: www.pulte.com; www.delwebb.com; www.divosta.com